                                                                    EXHIBIT 4.12


                            STOCK EXCHANGE AGREEMENT

                 STOCK EXCHANGE AGREEMENT, dated as of June 10, 1996, between the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"), and IXC Communications, Inc., a Delaware corporation ("IXC")

                 WHEREAS, GEPT is the sole stockholder of Summer Street Communications, Inc., a Delaware corporation ("Summer Street"); and

                 WHEREAS, IXC wishes to acquire Summer Street by exchanging shares of IXC common stock, par value $0.01 per share ("ISC Common Stock") for all of the shares of the capital stock of Summer Street, on the terms set forth below;

                 NOW, THEREFORE, the parties agree as follows:

                 1. Exchange of Shares. Subject to the terms and conditions set forth herein, at the Closing referred to in Section 2 below:

                          (a)     IXC will deliver to GEPT one or more
certificates representing a number of shares of IXC Common Stock determined by dividing (i) $12,500,000 by (ii) the lower of (x) the per share consideration paid for IXC Common Stock by the underwriters in the public offering (the "IPO") of IXC Common Stock contemplated by the Registration Statement on Form S-1 (together with any amendments thereto, the "Form S-1") filed by IXC with the Securities and Exchange Commission on May 20, 1996 (the IPO price per share less underwriters' discounts and commissions); and (y) $20 less a per share amount equal to the underwriters' discounts and commissions that would be payable if the IPO price were $20 per share.

                          (b)     GEPT will deliver to IXC a certificate for
100 shares of common stock, par value $0.01 per share of Summer Street ("Summer Street Common Stock").

                 2. Closing. The transactions contemplated hereby shall be consummated at a closing (the "Closing") to be held at the same time and location as the closing of the IPO. IXC shall provide to GEPT not less than four business days' notice of such time and location.

                 3.       Representations and Warranties of GEPT.

                          GEPT hereby represents and warrants to IXC as follows:

                          (a)     Title to Shares.  The authorized capital
stock of Summer Street consists of 100 shares of Summer Street Common Stock, all of which are owned beneficially and of record by GEPT. No third party has any right, title or interest in, or claim to, any such shares. Summer Street has no other securities, options or warrants outstanding.

                          (b)     Assets and Liabilities of Summer Street.  At
the Closing, the assets of Summer Street shall consist of $12,500,000 in cash and Summer Street shall have no liabilities.

                          (c)     Investment Purposes.  GEPT will acquire the
shares of IXC Common Stock to be acquired by it pursuant hereto for its own account and not with a view to or for sale in connection with any distribution of such shares.

                          (d)     Access to Information.  GEPT (i) is familiar
with the business of IXC; (ii) has had an opportunity to discuss with representatives of IXC the condition of and prospects for the operation and financing of IXC and such other matters as GEPT has deemed appropriate in considering whether to invest in IXC; (iii) has been provided access to all information about IXC requested by GEPT; and (iv) has received copies of IXC's Form S-1.

                          (e)     Shares not Registered.  GEPT understands that
the shares of common stock to be acquired by it pursuant hereto have not been registered under the Securities Act of 1933, as amended (the "1993 Act"), or registered or qualified under the securities laws of any state. GEPT will not sell, transfer, assign or otherwise dispose of (collectively, "Transfer") the shares of common stock to be acquired by it unless they are subsequently registered under the 1933 Act and registered or qualified under applicable state securities laws, or unless an exemption is available which permits Transfers without such registration and qualification.

                          (f)     QIB.  GEPT has such knowledge and experience
in financial and business matters that GEPT is capable of evaluating the risks of the proposed investment in the shares of common stock to be acquired by it pursuant hereto and is able to bear the economic risk of the investment in such shares. GEPT is a "qualified institutional buyer" as the term is used in Rule 144A(a)(l) under the 1933 Act.

                 4. Representations and Warranties of IXC. IXC hereby represents and warrants to GEPT as follows:

                          (a)     IXC Common Stock.  The shares of IXC Common
Stock to be issued to GEPT pursuant hereto will, at the Closing, be duly authorized and fully paid and shall be issued in the name of GEPT (or its designee). No third party has, or at the Closing will have, any right, title or interest in, or claim to, any such shares. The IXC Common Stock was split three-for-one on June 7, 1996.

                          (b)     No Conflict.  The execution and delivery by
IXC of this Agreement and the consummation by IXC of the transactions contemplated hereby do not and will not (i) breach, violate or result in any default under, or give rise to any right of acceleration or other right of action or consequence under, any contract, agreement, instrument, understanding or undertaking to which IXC or any of its subsidiaries is a party or by which it or any of its subsidiaries or any of its properties is bound, or (ii) contravene any law, rule, regulation, order, judgment or decree applicable to or binding upon IXC.

                          (c)     Form S-1.  IXC has delivered to GEPT a copy
of the Form S-1 and all amendments thereto filed through the date hereof, and will promptly deliver to GEPT a copy of all amendments thereto filed after the date hereof. The Form S-1 does not, and will not at the time of the Closing, contain any misstatement of a material fact. The Form S-1 does not, and will not at the time of the Closing, omit to state any fact necessary to make any statement made therein not misleading.

                 5.       Conditions of Obligations of Both Parties.

                 The obligations of both parties under this Agreement shall be subject to the condition that the closing of the IPO shall occur simultaneously with the Closing.


                 6. Conditions of Obligation of GEPT. The obligations of GEPT hereunder shall be subject to the following additional conditions:

                          (a)     GEPT shall have received an opinion of
Riordan & McKinzie, counsel to IXC, in form and substance reasonably satisfactory to GEPT, with respect to (i) the matters set forth in Section 4 above and (ii) the matters addressed in the opinion of such counsel delivered to the underwriters in connection with the IPO.

                          (b)     IXC shall have delivered to GEPT a
certificate, executed by its chief executive officer, confirming that the representations and warranties of IXC set forth herein are true and correct as of the time of the Closing.


                 7. Indemnification. Whether or not the Closing shall occur, each party shall indemnify and hold the other (and the other's affiliates, officers, directors, employees, trustees, agents and representatives) harmless from any claims, liabilities, losses, costs or expenses (including without limitation reasonable attorneys' fees and expenses) arising out of any breach or alleged breach of any representation, warranty, covenant or agreement made herein (or in any document or instrument delivered pursuant hereto) by the indemnifying party.


                 8. Over-Allotment. If the underwriters for the IPO exercise their "Green Shoe" over-allotment option in connection with the IPO, GEPT shall purchase a number of shares of IXC Common Stock equal to the Green Shoe Amount (as defined below) simultaneously with the closing of the underwriters option, provided that GEPT shall not purchase such shares if the closing bid price for shares of IXC Common Stock on the last trading day before the closing of the Green Shoe over-allotment option is less than the IPO price. In the event the underwriters notify IXC that they intend to exercise their option IXC shall immediately provide notice thereof to GEPT. The price per share payable by GEPT shall be the lower of (x) the net per share consideration paid for IXC Common Stock by the underwriters in the IPO (the IPO price per share less underwriters' discounts and commissions); and (y) $20 less a per share amount equal to the underwriters' discounts and commissions that would be payable if the IPO price were $20 per share. The "Green Shoe Amount" shall mean a number of shares of IXC Common Stock equal to the product of (i) the number of shares acquired by GEPT hereunder at the Closing, and (ii) a fraction the numerator of which is the number of shares purchased by the underwriters for the IPO pursuant to the Green Shoe over-allotment option and the denominator of which is the number of shares purchased by the underwriters for the IPO at the closing of the IPO.

                 9.       Miscellaneous.

                          (a)     Governing Law.  This Agreement shall be
governed by, and enforceable in accordance with, the laws of the State of New York, without reference to principles of conflict of laws.

                          (b)     Termination.  This Agreement may be
terminated by either party if the IPO shall not have been consummated by August 31, 1996.

                          (c)     Notices.  Any notice hereunder shall be given
in accordance with the provisions of Section 12(c) of the Registration Rights Agreement.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the 10th day of June, 1996.

                                           TRUSTEES OF GENERAL ELECTRIC
                                            PENSION TRUST

                                           By:  /s/ MICHAEL PASTORE
                                               -----------------------------

                                           IXC COMMUNICATIONS, INC.


                                           By: /s/ JOHN J. WILLINGHAM
                                               -----------------------------